AGREEMENT AND PLAN OF MERGER

                                   among


                    Orange and Rockland Utilities, Inc.

                         Consolidated Edison, Inc.

                                    and


                            C Acquisition Corp.


                          Dated as of May 10, 1998



                             TABLE OF CONTENTS

                                 ARTICLE I

                                 THE MERGER

      Section 1.1  The Merger................................................1
      Section 1.2  Effects of the Merger.....................................1
      Section 1.3  Effective Time of the Merger..............................2

                                 ARTICLE II

                            TREATMENT OF SHARES

      Section 2.1  Effect on Capital Stock of the Company and the
                     Merger Subsidiary.......................................2
      Section 2.2  Surrender of Shares.......................................3

                                ARTICLE III

                                THE CLOSING

      Section 3.1  Closing...................................................5

                                 ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Section 4.1  Organization and Qualification............................5
      Section 4.2  Subsidiaries..............................................6
      Section 4.3  Capitalization............................................6
      Section 4.4  Authority; Non-Contravention; Statutory Approvals;
                     Compliance..............................................7
      Section 4.5  Reports and Financial Statements..........................9
      Section 4.6  Absence of Certain Changes or Events.....................10
      Section 4.7  Litigation...............................................10
      Section 4.8  Proxy Statement..........................................10
      Section 4.9  Tax Matters..............................................11
      Section 4.10 Employee Matters; ERISA..................................12
      Section 4.11 Labor and Employee Relations.............................14
      Section 4.12 Environmental Protection.................................15
      Section 4.13 Regulation as a Utility..................................18
      Section 4.14 Vote Required............................................18
      Section 4.15 State Anti-Takeover Statutes.............................18
      Section 4.16 Opinion of Financial Advisor.............................18
      Section 4.17 Insurance................................................18
      Section 4.18 Discontinued Business....................................18

                                 ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF CEI

      Section 5.1  Organization and Qualification...........................19
      Section 5.2  Authority; Non-Contravention; Statutory Approvals;
                     Compliance.............................................19
      Section 5.3  Litigation...............................................20
      Section 5.4  Proxy Statement..........................................21
      Section 5.5  Regulation as a Utility..................................21
      Section 5.6  No Vote Required.........................................21
      Section 5.7  Financing................................................21
      Section 5.8  Ownership of Company Common Stock........................21

                                 ARTICLE VI

                   CONDUCT OF BUSINESS PENDING THE MERGER

      Section 6.1  Covenants of the Company.................................22
      Section 6.2  Covenants of CEI.........................................28

                                ARTICLE VII

                           ADDITIONAL AGREEMENTS

      Section 7.1  Access to the Company's Information......................29
      Section 7.2  Proxy Statement..........................................29
      Section 7.3  Regulatory Matters.......................................30
      Section 7.4  Approval of the Company Shareholders.....................31
      Section 7.5  Directors' and Officers' Indemnification.................31
      Section 7.6  Public Announcements.....................................33
      Section 7.7  Standstill Agreements; Confidentiality Agreements........33
      Section 7.8  Employee Agreements and Workforce Matters................33
      Section 7.9  Employee Benefit Plans...................................34
      Section 7.10 No Solicitations by the Company..........................35
      Section 7.11 Board of Directors; Advisory Board.......................37
      Section 7.12 Post-Merger Operations...................................37
      Section 7.13 Expenses.................................................38
      Section 7.14 Further Assurances.......................................38
      Section 7.15 Shareholder Litigation........... .......................38

                                ARTICLE VIII

                                 CONDITIONS

      Section 8.1  Conditions to Each Party's Obligation to
                     Effect the Merger......................................38
      Section 8.2  Conditions to Obligation of CEI to Effect
                     the Merger.............................................39
      Section 8.3  Conditions to Obligation of the Company to
                     Effect the Merger......................................40

                                 ARTICLE IX

                     TERMINATION, AMENDMENT AND WAIVER

      Section 9.1  Termination..............................................41
      Section 9.2  Effect of Termination....................................42
      Section 9.3  Termination Fee; Expenses................................42
      Section 9.4  Amendment................................................43
      Section 9.5  Waiver...................................................43
      Section 9.6  Procedure for Termination, Amendment, Extension
                     or Waiver..............................................44

                                 ARTICLE X

                             GENERAL PROVISIONS

      Section 10.1 Non-Survival; Effect of Representations and
                     Warranties.............................................44
      Section 10.2 Brokers..................................................44
      Section 10.3 Notices..................................................44
      Section 10.4 Miscellaneous............................................46
      Section 10.5 Interpretation...........................................46
      Section 10.6 Counterparts; Effect.....................................46
      Section 10.7 Parties' Interest; No Third Party Beneficiaries..........47
      Section 10.8 Waiver of Jury Trial.....................................47
      Section 10.9 Enforcement..............................................47



                          INDEX OF PRINCIPAL TERMS



Term                                                                    Page

1935 Act.............................................................9, 30, 35
Acquisition Agreement.......................................................42
Acquisition Proposal....................................................36, 42
Affected Employees..........................................................34
Affiliate...................................................................24
Cancelled Shares.............................................................3
CEI Disclosure Schedule.....................................................19
CEI Required Statutory Approvals............................................20
CEI SEC Reports.............................................................21
CEI Subsidiaries............................................................19
Certificates.................................................................3
Closing......................................................................5
Closing Date.................................................................5
Code........................................................................12
Company Common Stock.........................................................2
Company Financial Statements.................................................9
Company Meeting.............................................................31
Company Plans...............................................................12
Company Preference Stock.....................................................6
Company Preferred Stock......................................................6
Company Required Consents....................................................8
Company Required Statutory Approvals.........................................8
Company SEC Reports..........................................................9
Company Shareholders' Approval..............................................18
Company Subsidiary...........................................................6
Confidentiality Agreement...................................................29
Control.....................................................................24
Discontinued Business.......................................................18
DLJ.........................................................................18
Effective Time...............................................................2
Environmental Claim.........................................................17
Environmental Laws..........................................................17
Environmental Permits.......................................................15
ERISA.......................................................................12
ERISA Affiliate.............................................................12
Exchange Act.................................................................9
FERC.........................................................................9
Final Divestiture Plan......................................................22
Final Order.................................................................39
GAAP.........................................................................9
Governmental Authority.......................................................8
Hazardous Materials.........................................................17
HSR Act.....................................................................30
Indemnified Liabilities.....................................................31
Indemnified Parties.........................................................31
Indemnified Party...........................................................31
Initial Termination Date....................................................41
Injured Party...............................................................43
ISRA........................................................................30
Liens........................................................................6
Material Business...........................................................36
Merger.......................................................................1
Merger Consideration.........................................................2
Merger Subsidiary............................................................1
Merger Subsidiary Common Stock...............................................3
NYBCL........................................................................1
NYPSC........................................................................2
Paying Agent.................................................................3
PBGC........................................................................13
PCBs........................................................................17
person.......................................................................4
Power Act....................................................................9
Proxy Statement.............................................................10
Release.....................................................................17
Representatives.............................................................29
SEC..........................................................................9
Securities Act...............................................................9
Settlement Agreement........................................................22
Severance Plan..............................................................35
Subsidiary...................................................................5
Superior Proposal...........................................................36
Surviving Corporation........................................................1
Tax.........................................................................11
Termination Fee.............................................................42
Title IV Harvest Plan.......................................................13
Violation....................................................................7
Voting Debt..................................................................6




            AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of May 10, 1998 (referred to herein as the "date hereof"), by and among Orange and Rockland Utilities, Inc. (the "Company"), a New York corporation,
Consolidated Edison, Inc., a New York corporation ("CEI"), and C
Acquisition Corp., a New York corporation (the "Merger Subsidiary").

            WHEREAS, the Company and CEI have determined that it would be in their respective best interests and in the interests of their respective shareholders to effect the transactions contemplated by this Agreement; and

            WHEREAS, in furtherance thereof, the respective Boards of Directors of the Company, Merger Subsidiary and CEI have approved this Agreement and the merger of Merger Subsidiary with and into the Company (the "Merger").

            NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:


                                 ARTICLE I

                                 THE MERGER

            Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3), the separate existence of Merger Subsidiary shall cease and Merger Subsidiary shall be merged with and into the Company in accordance with the laws of the State of New York. The Company shall be the surviving corporation in the Merger, shall continue its corporate existence under the laws of the State of New York, and, following the Effective Time, the Company shall become a wholly owned subsidiary of CEI and shall succeed to and assume all the rights and obligations of Merger Subsidiary in accordance with the New York Business Corporation Law (the "NYBCL"). The effects and consequences of the Merger shall be as set forth in Section
1.2. The surviving corporation after the Merger is sometimes referred to as the "Surviving Corporation."

            Section 1.2 Effects of the Merger. At the Effective Time, (a) the Restated Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended, (b) the by-laws of the Company in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation after the Effective Time until duly amended, and (c) the Merger shall have all the effects provided by the NYBCL. As of the Effective Time, each of the directors of the Company shall resign and the directors of the Merger Subsidiary at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

            Section 1.3 Effective Time of the Merger. Subject to the provisions of this Agreement, on the Closing Date (as defined in Section 3.1), a certificate of merger shall be executed and delivered for filing, with the order of the New York State Public Service Commission (the "NYPSC") approving the Merger attached thereto, by the Company and Merger Subsidiary to the Department of State of the State of New York pursuant to the NYBCL. The Merger shall become effective at the time specified in the certificate of merger so delivered and filed by the Department of State of the State of New York (the "Effective Time").


                                 ARTICLE II

                            TREATMENT OF SHARES

            Section 2.1 Effect on Capital Stock of the Company and the Merger Subsidiary. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company or Merger Subsidiary:

            (a) Conversion of Capital Stock of the Company. Each issued and outstanding share of Common Stock, $5 par value per share, of the Company (the "Company Common Stock"), in each case not owned directly or through a wholly owned Subsidiary (as defined in Section 4.1) by the Company or CEI, issued and outstanding immediately prior to the Effective Time shall be cancelled and shall be converted into the right to receive cash in the amount of $58.50 (the "Merger Consideration") payable, without interest, to the holder of such share of Company Common Stock, upon surrender, in the manner provided in Section 2.2 hereof, of the certificate formerly evidencing such share.

            (b) Cancellation of Treasury Stock and Certain Company Common Stock. Any shares of Company Common Stock that are owned by the Company as treasury stock or by CEI or by any wholly owned Subsidiary of the Company or CEI shall be cancelled and retired and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor, and each holder of a certificate formerly representing any such shares shall cease to have any rights with respect thereto.

            (c) Redemption of Company Preferred Stock. Prior to the Effective Time, the Board of Directors of the Company shall call for redemption all outstanding shares of Company Preferred Stock (as defined in Section 4.3), at a redemption price equal to the amount set forth in the Restated Certificate of Incorporation of the Company, together with all dividends accrued and unpaid to the date of such redemption. All shares of Company Preferred Stock shall be redeemed so that no such shares shall be deemed to be outstanding at the Effective Time.

            (d) Redemption of Company Preference Stock. Prior to the Effective Time, the Board of Directors of the Company shall call for redemption all outstanding shares of Company Preference Stock (as defined in Section 4.3), at a redemption price equal to the amount set forth in the Restated Certificate of Incorporation of the Company, together with all dividends accrued and unpaid to the date of such redemption. All shares of Company Preference Stock shall be redeemed so that no such shares shall be deemed to be outstanding at the Effective Time.

            (e) Capital Stock of Merger Subsidiary. Each issued and outstanding share of Common Stock, $0.01 par value per share, of Merger Subsidiary ("Merger Subsidiary Common Stock") (of which, as of the date hereof, 1,000 shares are issued and outstanding, each entitling the holder thereof to vote on the approval of this Agreement and the transactions contemplated hereby), shall be converted into one fully paid and nonassessable share of Common Stock, $5 par value, of the Surviving Corporation.

            Section 2.2 Surrender of Shares.

            (a) Deposit with Paying Agent. Prior to the Effective Time, the Company and CEI shall mutually designate a bank or trust company to act as agent (the "Paying Agent") for the holders of shares of Company Common Stock in connection with the Merger to receive the funds to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(a). From time to time at, immediately prior to or after the Effective Time, CEI shall make available to the Paying Agent immediately available funds in amounts and at the times necessary for the payment of the Merger Consideration upon surrender of Certificates (as defined in Section 2.2(b)) in accordance with Section 2.2(b), it being understood that any and all interest or other income earned on funds made available to the Paying Agent pursuant to this Section 2.2(a) shall belong to and shall be paid (at the time provided for in Section 2.2(d)) to CEI. Any such funds deposited with the Paying Agent by CEI shall be invested by the Paying Agent as directed by CEI.

            (b) Exchange Procedure. As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Cancelled Shares") that were cancelled and became instead the right to receive the Merger Consideration pursuant to Section 2.1: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent for cancellation (or to such other agent or agents as may be appointed by agreement of CEI and the Company), together with a duly executed letter of transmittal and such other documents as the Paying Agent shall require, the holder of such Certificate shall be entitled to receive the Merger Consideration in exchange for each share of Company Common Stock formerly evidenced by such Certificate which such holder has the right to receive pursuant to the provisions of this Article II. In the event of a transfer of ownership of Cancelled Shares which is not registered in the transfer records of the Company, the Merger Consideration may be given to a transferee if the Certificate representing such Cancelled Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Paying Agent that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.2. No interest shall be paid or will accrue on the Merger Consideration payable to holders of Certificates pursuant to the provisions of this Article II.

            (c) Closing of Transfer Books; Rights of Holders of Company Common Stock. From and after the Effective Time, the stock transfer books of the Company shall be closed and no registration of any transfer of any capital stock of the Company shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration, as provided in this Section 2.2. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided herein or by applicable law.

            (d) Termination of Paying Agent. At any time commencing one year after the Effective Time, CEI shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of shares of Company Common Stock (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to CEI (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither CEI, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar law. If any Certificates shall not have been surrendered prior to the thirty-first day of December in the fifth calender year after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article II would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 4.4(c))), the payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of CEI, free and clear of all claims or interest of any person (as defined below) previously entitled thereto. As used in this Agreement, the term "person" shall mean any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or entity of any kind.


                                ARTICLE III

                                THE CLOSING

            Section 3.1 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022 at 10:00 A.M., local time, on the second business day immediately following the date on which the last of the conditions set forth in Article VIII hereof is fulfilled or waived, or at such other time, date and place as the Company and CEI shall mutually agree (the "Closing Date").


                                 ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            Except as set forth in the schedule delivered by the Company on the date hereof (the "Company Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, the Company represents and warrants to CEI as follows:

            Section 4.1 Organization and Qualification. The Company and each of the Company Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority, and has been duly authorized by all necessary approvals and orders to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets and properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify, individually or in the aggregate, would not have a Company Material Adverse Effect. For purposes of this Agreement, "Company Material Adverse Effect" shall mean any change, effect, event, occurrence or state of facts (i) that is, or reasonably would be expected to be, materially adverse to the business, assets, financial condition, results of operations or prospects of the Company and the Company Subsidiaries taken as a whole or (ii) that would prevent, or reasonably be expected to prevent, the Company from performing its obligations under this Agreement or prevent the consummation of the transactions contemplated hereby. As used in this Agreement, (a) the term "Subsidiary" of a person shall mean any corporation or other entity (including partnerships and other business associations) of which at least a majority of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity (or, if there are no such voting interests, 50% or more of the equity interests of which) shall at the time be held, directly or indirectly, by such person, and (b) the term "Company Subsidiary" shall mean a Subsidiary of the Company.

            Section 4.2 Subsidiaries. Section 4.2 of the Company Disclosure Schedule sets forth a list, as of the date hereof, of (a) all the Company Subsidiaries and (b) all other entities in which the Company has an aggregate equity investment in excess of $2 million. All of the issued and outstanding shares of capital stock of each Company Subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned, directly or indirectly, by the Company free and clear of any pledges, liens, claims, encumbrances, security interests, charges and options of any nature whatsoever (collectively, "Liens") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of any such capital stock) and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.

            Section 4.3 Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, 1,000,000 shares of Cumulative Preferred Stock, issuable in series, par value $100.00 per share ("Company Preferred Stock"), and 1,500,000 shares of Cumulative Preference Stock, issuable in series, without par value ("Company Preference Stock"). At the close of business on April 30, 1998, (i) 13,518,779 shares of Company Common Stock were issued and outstanding, and 16,931 shares of Company Common Stock were reserved for conversion of Company Preference Stock, (ii) 428,443 shares of Company Preferred Stock were issued and outstanding, (iii) 11,518 shares of Company Preference Stock were issued and outstanding, (iv) no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt") were issued or outstanding and
(v) no shares of Company Common Stock were held by the Company in its treasury. Since April 30, 1998, the Company has not issued any shares of Company Common Stock or of any other class or series of capital stock or any Voting Debt, other than shares of Company Common Stock issued upon conversion of Company Preference Stock. As of the date hereof, all outstanding shares of Company Common Stock, Company Preferred Stock and Company Preference Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. As of the Closing Date, all outstanding shares of Company Common Stock will be validly issued, fully paid and nonassessable and will not be subject to preemptive rights. As of the date hereof, there are no options, warrants, calls, rights, commitments or agreements of any character to which the Company or any Company Subsidiary is a party or by which it is bound obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt securities of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. At the Effective Time, there will be no option, warrant, call, right, commitment or agreement obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or any Voting Debt of the Company or any Company Subsidiary, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

            Section 4.4 Authority; Non-Contravention; Statutory Approvals; Compliance.

            (a) Authority. The Company has all requisite power and authority to enter into this Agreement and, subject to the receipt of the Company Shareholders' Approval (as defined in Section 4.14) and the applicable Company Required Statutory Approvals (as defined in Section 4.4(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to obtaining the Company Shareholders' Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the other signatories hereto, constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms.

            (b) Non-Contravention. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, in any respect, violate, conflict with or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in the termination or modification of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation, or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of the Company Subsidiaries (any such violation, conflict, breach, default, right of termination, modification, cancellation or acceleration, loss or creation is referred to herein as a "Violation" with respect to the Company and such term when used in Article V has a correlative meaning with respect to CEI) pursuant to any provisions of (i) the certificate of incorporation, by-laws or similar governing documents of the Company or any of the Company Subsidiaries, (ii) subject to obtaining the Company Required Statutory Approvals and the receipt of the Company Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets (other than (x) municipal consents and franchises and (y) immaterial consents, approvals, orders, authorizations, actions, registrations, declarations or filings, including with respect to communications systems, zoning, name change, occupancy and similar routine regulatory approvals) or (iii) subject to obtaining the third-party consents set forth in Section 4.4(b) of the Company Disclosure Schedule (the "Company Required Consents"), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, standstill agreement, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any of the Company Subsidiaries is a party or by which they or any of their properties or assets may be bound or affected (other than municipal consents or franchises), except in the case of clause (iii) for any such Violation which, individually or in the aggregate, would not have a Company Material Adverse Effect.

            (c) Statutory Approvals. No declaration, filing, registration with, notice to, authorization, permit, order, consent or approval (other than immaterial consents, approvals, orders, authorizations, actions, registrations, declarations or filings, including with respect to communications systems, zoning, name change, occupancy and similar routine regulatory approvals) of, any court, federal, state, local or foreign governmental, administrative, or regulatory body (including a stock exchange or other self-regulatory body) or authority (each, a "Governmental Authority") is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except those described in Section 4.4(c) of the Company Disclosure Schedule (the "Company Required Statutory Approvals," it being understood that references in this Agreement to "obtaining" such Company Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, permits, orders, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

            (d) Compliance. Except as disclosed in the Company SEC Reports (as defined in Section 4.5) filed prior to the date hereof, neither the Company nor any of the Company Subsidiaries is in violation of, is, to the knowledge of the Company, under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Law (as defined in Section 4.12(b)(ii))) of any Governmental Authority, except for possible violations which individually or in the aggregate would not have a Company Material Adverse Effect. Except as disclosed in the Company SEC Reports filed prior to the date hereof, the Company and the Company Subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted which are material to the operation of the businesses of the Company and the Company Subsidiaries (other than certain municipal consents and franchises). The Company and each of the Company Subsidiaries is not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default by the Company or any Company Subsidiary under (i) their respective certificates of incorporation or by-laws or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which the Company or any Company Subsidiary is bound or to which any of their respective properties or assets are subject, except in the case of this clause (ii) for possible violations, breaches or defaults which individually or in the aggregate would not have a Company Material Adverse Effect. All utility rates charged by the Company and its utility Subsidiaries have been and continue to be made pursuant to lawfully filed tariffs and contracts.

            Section 4.5 Reports and Financial Statements. (a) The filings (other than immaterial filings) required to be made by the Company and the Company Subsidiaries since January 1, 1993 under the Securities Act of 1933, as amended (the "Securities Act"); the Securities Exchange Act of 1934, as amended (the "Exchange Act"); the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"); the Federal Power Act (the "Power Act"); and applicable state public utility laws and regulations have been filed with the Securities and Exchange Commission (the "SEC"), the Federal Energy Regulatory Commission (the "FERC"), or the appropriate state public utilities commission, as the case may be, including all forms, statements, reports, tariffs, contracts, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the applicable statutes and the rules and regulations thereunder. The Company has made available to CEI a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed with the SEC by the Company pursuant to the requirements of the Securities Act or Exchange Act since January 1, 1993 (the "Company SEC Reports"). As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements (including the notes thereto) of the Company included in the Company SEC Reports (collectively, the "Company Financial Statements") have been prepared in accordance with United States generally accepted accounting principles ("GAAP") as applied to a regulated utility, applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments. True, accurate and complete copies of the Restated Certificate of Incorporation and by-laws of the Company, as in effect on the date hereof, are included (or incorporated by reference) in the Company SEC Reports.

            (b) Franchises. The Company and the Company utility Subsidiaries own or have sufficient rights and consents to use under existing franchises, easements, leases, and license agreements all properties, rights and assets necessary for the conduct of their business and operations as currently conducted, except where the failure to own or have sufficient rights to such properties, rights and assets would not have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other private corporation can commence public utility operations in any part of the territories now served by the Company or its wholly owned utility Subsidiaries, Rockland Electric Company ("RECO") and Pike County Light & Power Company ("Pike"), respectively, without obtaining a certificate of public convenience and necessity from the applicable state utility commission.

            Section 4.6 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date hereof, since December 31, 1997, the Company and each of the Company Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists which, individually or in the aggregate, would have a Company Material Adverse Effect. From December 31, 1997 through the date hereof there has not been (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of the Company, other than (A) regular quarterly dividends of $.645 per share on Company Common Stock and (B) dividends payable on Company Preferred Stock and Company Preference Stock in accordance with their terms, (ii) any split, combination or reclassification of any capital stock of the Company or any of the Company Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for any capital stock of the Company or any of the Company Subsidiaries or (iii) except insofar as required by a change in GAAP, any change in accounting methods, principles or practices by the Company or any of the Company Subsidiaries materially affecting their respective assets, liabilities or businesses.

            Section 4.7 Litigation. There (a) are no claims, suits, actions or proceedings before any court, governmental department, commission, agency, instrumentality or authority or any arbitrator, pending or, to the knowledge of the Company, threatened, nor are there, to the knowledge of the Company, any investigations or reviews by any court, governmental department, commission, agency, instrumentality or authority or any arbitrator pending or threatened against, relating to or affecting the Company or any of the Company Subsidiaries which, individually or in the aggregate, would have a Company Material Adverse Effect, (b) have not been any significant developments since December 31, 1997 with respect to any disclosed claims, suits, actions, proceedings, investigations or reviews that, individually or in the aggregate, would have a Company Material Adverse Effect and (c) are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to the Company or any of the Company Subsidiaries except for such that, individually or in the aggregate, would not have a Company Material Adverse Effect.

            Section 4.8 Proxy Statement. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the proxy statement, in definitive form, relating to the meeting of holders of Company Common Stock to be held in connection with the Merger (the "Proxy Statement") will, at the date mailed to the Company shareholders and at the time of the meeting of the holders of Company Common Stock to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

            Section 4.9 Tax Matters.

                  Except as to any items that would not, individually or in the aggregate, have a Company Material Adverse Effect:

                  (a) The Company and each of the Company Subsidiaries has
(i) filed all Federal, state, local and foreign income and other tax returns or reports (including declarations of estimated tax) required to be filed by it, (ii) paid all taxes of any nature whatsoever (together with any related penalties and interest) (any of the foregoing being referred to herein as a "Tax"), that are shown on such Tax returns as due and payable on or before the date hereof, and (iii) paid all Taxes otherwise required to be paid.

                  (b) There are no claims or assessments pending against the Company or any of the Company Subsidiaries for any alleged deficiency in Tax, and the Company does not know of any threatened Tax claims or assessments against the Company or any of the Company Subsidiaries.

                  (c) The Company has established adequate accruals for Taxes and for any liability for deferred Taxes in the Company Financial Statements in accordance with
GAAP.

                  (d) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any Company Subsidiary.

                  (e) The Federal income Tax returns of the Company, each Company Subsidiary and any affiliated, consolidated, combined or unitary group that includes the Company or any Company Subsidiary either have been examined and settled with the Internal Revenue Service or closed by virtue of the expiration of the applicable statute of limitations for all years through 1994.

                  (f) None of the Company or any Company Subsidiary shall be required to include in a taxable period ending after the Effective Time an amount of taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state, local or foreign Tax law.

                  (g) From December 31, 1997 through the date hereof, there have not been any Tax elections, any settlements or compromises of any income Tax liability or any changes in Tax attributes.

            Section 4.10 Employee Matters; ERISA.

            (a) Section 4.10(a) of the Company Disclosure Schedule hereto contains a true and complete list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, retention, consulting, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of the Company or any Company Subsidiary (the "Company Plans").

            (b) With respect to each Company Plan, the Company has heretofore delivered or made available to CEI true and complete copies of each of the following documents:

                  (i)  a copy of the Company Plan and any amendments thereto;

                  (ii) a copy of the two most recent annual reports on Internal Revenue Service Form 5500 and actuarial reports, if required under ERISA, and the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87;

                  (iii) a copy of the most recent Summary Plan Description required under ERISA with respect thereto;

                  (iv) if the Company Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof and all related agreements; and

                  (v) the most recent determination letter or pending determination letter received from the Internal Revenue Service with respect to each Company Plan intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code").

            (c) No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which premiums have been paid when due). No Company Plan has, to the knowledge of the Company, engaged in a "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), no Company Plan subject to Title IV of ERISA (a "Title IV Company Plan") has been terminated by the PBGC or has been the subject of a "reportable event" (as defined in Section 4043 of ERISA and the regulations thereunder) for which the 30-day notice requirement has not been waived and the Company has not received any notice of intent by PBGC to terminate any such plan.

            (d) With respect to each Title IV Company Plan, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

            (e) No Title IV Company Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Company Plan ended prior to the Closing Date nor has there been any application for waiver of the minimum funding standards imposed by Section 412 of the Code. All contributions required to be made with respect to any Company Plan on or prior to the Closing Date have been timely made or are reflected on the balance sheet.

            (f) No Title IV Company Plan is a "multiemployer plan", as defined in Section 3(37) of ERISA, nor is any Title IV Company Plan a plan described in Section 4063(a) of
ERISA.

            (g) Each Company Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code, the rules and regulations thereunder and all applicable collective bargaining agreements and each Company Plan intended to be "qualified" under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to such effect. To the knowledge of the Company, there is no fact, condition or set of circumstances existing that could adversely affect such favorable determination. To the Company's knowledge, there are no investigations pending in respect of any Company Plan by any Governmental Authority.

            (h) Each Company Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code.

            (i) No Company Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees (or their beneficiaries) of the Company or any Company Subsidiary for periods extending beyond their respective dates of retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

            (j) No amounts payable under the Company Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

            (k) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer. Schedule 4.10(k) of the Company Disclosure Schedule sets forth estimates prepared by the Company of the amounts reasonably expected to be paid to participants in any Company Plan (or by which any of their benefits may be increased or accelerated) as a result solely of (i) the execution of this Agreement,
(ii) the obtaining of the Company Shareholders' Approval and (iii) termination or constructive termination of any officer or director's employment with the Company or any Company Subsidiary. For purposes of the preceding sentence, the determination of the amounts set forth in Schedule 4.10(k) is based upon each employee's current compensation, outstanding awards and benefits accrued (as applicable) and on such other factors as the Company, taking into account applicable law and regulations, deems reasonable and appropriate.

            (l) There are no pending, threatened or anticipated claims by or on behalf of any Company Plan, by any employee or beneficiary covered under any such Company Plan, or otherwise involving any such Company Plan (other than routine claims for benefits).

            Section 4.11 Labor and Employee Relations.

            (a) As of the date hereof, except as disclosed in the Company SEC Reports filed prior to the date hereof, (i) except for the existing collective bargaining agreement between the Company and Local Union No. 503 of the International Brotherhood of Electrical Workers effective June 1, 1997 through May 31, 2000, neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization and (ii) to the knowledge of the Company, there is no current union representation question involving employees of the Company or any of the Company Subsidiaries, nor does the Company know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees, except to the extent such, individually or in the aggregate, would not have a Company Material Adverse Effect.

            (b) Except as disclosed in the Company SEC Reports filed prior to the date hereof or except to the extent such, individually or in the aggregate, would not have a Company Material Adverse Effect, (i) there is no unfair labor practice, employment discrimination or other charge, claim, suit, action or proceeding against the Company or any of the Company Subsidiaries pending, or to the knowledge of the Company, threatened before any court, governmental department, commission, agency, instrumentality or authority or any arbitrator, (ii) there is no strike, lockout or material dispute, slowdown or work stoppage pending or, to the knowledge of the Company, threatened against or involving the Company, and (iii) there is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of the Company, threatened in respect of which any director, officer, employee or agent of the Company or any of the Company Subsidiaries is or may be entitled to claim indemnification from the Company or such Company Subsidiary pursuant to their respective certificates of incorporation or by-laws or as provided in the indemnification agreements listed in Section 4.11(b) of the Company Disclosure Schedule or any other indemnification agreements.

            Section 4.12 Environmental Protection.

            (a) Except as set forth in the Company SEC Reports filed prior to the date hereof:

                  (i) Compliance. The Company and each of the Company Subsidiaries is in compliance with all applicable Environmental Laws except where the failure to so comply, individually or in the aggregate, would not have a Company Material Adverse Effect, and neither the Company nor any of the Company Subsidiaries has received any communication (written or oral) reasonably grounded in fact, from any person or Governmental Authority that alleges that the Company or any of the Company Subsidiaries is not in such compliance with applicable Environmental Laws. To the knowledge of the Company, compliance with all applicable Environmental Laws will not require the Company or any Company Subsidiary to incur costs, beyond those currently budgeted for the three Company fiscal years beginning with January 1, 1998, that, individually or in the aggregate, would have a Company Material Adverse Effect, including, but not limited to, the costs of pollution control equipment that are known or anticipated to be required in the future.

                  (ii) Environmental Permits. (A) The Company and each of the Company Subsidiaries has obtained or has applied for all environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") necessary for the construction of their facilities or the conduct of their operations except where the failure to so obtain, individually or in the aggregate, would not have a Company Material Adverse Effect, (B) all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval except where the failure of such Environmental Permits to be in good standing or to have filed a renewal application on a timely basis would not, individually or in the aggregate, have a Company Material Adverse Effect, (C) the Company and the Company Subsidiaries are in material compliance with all terms and conditions of the Environmental Permits, except where failure to so comply, individually or in the aggregate, would not have a Company Material Adverse Effect and (D) neither the Company nor any of the Company Subsidiaries has been advised by any Governmental Authority of any potential change in the terms and conditions of the Environmental Permits either prior to or upon their renewal, except for such potential changes as would not, individually or in the aggregate, have a Company Material Adverse Effect.

                  (iii) Environmental Claims. There are no Environmental Claims (as defined in Section 4.12(b)(i)) which would, individually or in the aggregate, have a Company Material Adverse Effect pending or, to the knowledge of the Company, threatened, (A) against the Company or any of the Company Subsidiaries, (B) to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of the Company Subsidiaries has or may have retained or assumed either contractually or by operation of law, or (C) against any currently owned, leased or managed, in whole or in part, real or personal property or operations of the Company or any of the Company Subsidiaries or, to the knowledge of the Company, against any formerly owned, leased or managed, in whole or in part, real or personal property or operations of the Company or any of the Company Subsidiaries.

                  (iv) Releases. The Company has no knowledge of any Releases (as defined in Section 4.12(b)(iv)) of any Hazardous Material (as defined in Section 4.12(b)(iii)) that would be reasonably likely to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries, or against any person or entity whose liability for any Environmental Claim the Company or any of the Company Subsidiaries has or may have retained or assumed either contractually or by operation of law except for any Environmental Claim which, individually or in the aggregate, would not have a Company Material Adverse Effect.

                  (v) Predecessors. The Company has no knowledge, with respect to any predecessor of the Company or any of the Company Subsidiaries, of any Environmental Claim which, individually or in the aggregate, would have a Company Material Adverse Effect pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim which, individually or in the aggregate, would have a Company Material Adverse Effect.

            (b) Definitions. As used in this Agreement:

                  (i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person or entity (including any Governmental Authority), alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, Release or threatened Release into the environment of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of the Company Subsidiaries; or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials or the presence of or exposure to any electromagnetic fields.

                  (ii) "Environmental Laws" means all federal, state and local laws, rules, regulations, orders, decrees, judgments or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to noise levels, Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

                  (iii) "Hazardous Materials" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs"); (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import under any Environmental Law and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which the Company or any of the Company Subsidiaries operates.

                  (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

            Section 4.13 Regulation as a Utility. As of the date hereof, the Company, pursuant to an order, dated March 27, 1936, of the SEC, has been exempted, from all of the provisions of the 1935 Act, except Section
9(a)(2) thereof relating to the acquisition of securities of other public utility companies. The Company is regulated as a public utility in the State of New York and in no other state. RECO is regulated as a public utility in the State of New Jersey and in no other state. Pike is regulated as a public utility in the State of Pennsylvania and in no other state. Except as set forth in this Section neither the Company nor any "subsidiary company" or "affiliate" (as each such term is defined in the 1935 Act) of the Company is subject to regulation as a public utility holding company, public utility or public service company (or similar designation) by the Federal government of the United States, any other state in the United States or any foreign country.

            Section 4.14 Vote Required. Provided that the NYPSC approves the Merger prior to the Effective Time, the approval of the Merger by the holders of two-thirds of all outstanding shares of Company Common Stock
(the "Company Shareholders' Approval") is the only vote of the holders of any class or series of the capital stock of the Company or any of the Company Subsidiaries required to approve this Agreement, the Merger and the other transactions contemplated hereby.

            Section 4.15 State Anti-Takeover Statutes. Assuming the accuracy of the representation of CEI set forth in Section 5.8, neither
Section 912 nor Article 16 of the NYBCL nor any provision of Article Eighth of the Company's Restated Certificate of Incorporation is applicable to the transactions contemplated by this Agreement. To the knowledge of the Company, no other state anti-takeover statute is applicable to the Company's participation in the Merger or in the other transactions contemplated hereby.

            Section 4.16 Opinion of Financial Advisor. The Company has received the opinion of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), dated the date hereof, to the effect that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock.

            Section 4.17 Insurance. The Company and each of the Company Subsidiaries is, and has been continuously since January 1, 1993, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business as conducted by the Company and the Company Subsidiaries during such time period. Neither the Company nor any of the Company Subsidiaries has received any notice of cancellation or termination with respect to any insurance policy of the Company or any of the Company Subsidiaries. The insurance policies of the Company and each of the Company Subsidiaries are valid and enforceable policies.

            Section 4.18 Discontinued Business. NORSTAR Management, Inc. and its Subsidiaries and the business formerly conducted by them have ceased operations (the "Discontinued Business") and, except for liabilities reflected in the Company Financial Statements, neither the Company nor any the Company Subsidiary, other than NORSTAR Management, Inc. and its Subsidiaries, has any liabilities or obligations with respect to such business and no creditor of the Discontinued Business has any recourse against the Company or any Company Subsidiary other than NORSTAR Management, Inc. and its Subsidiaries.


                                 ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF CEI

            Except as set forth in the schedule delivered by CEI on the date hereof (the "CEI Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, CEI represents and warrants to the Company as follows:

            Section 5.1 Organization and Qualification. Each of CEI, Consolidated Edison Company of New York, Inc., a New York corporation ( "CECONY"), and the Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority, and has been duly authorized by all necessary approvals and orders to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets and properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify, individually or in the aggregate, would not have a CEI Material Adverse Effect. For purposes of this Agreement, "CEI Material Adverse Effect" shall mean any change, effect, event, occurrence or state of facts (i) that is, or reasonably would be expected to be, materially adverse to the business, assets, financial condition, results of operations or prospects of CEI and its Subsidiaries (the "CEI Subsidiaries") taken as a whole or (ii) that would prevent, or reasonably be expected to prevent, CEI from performing its obligations under this Agreement or prevent the consummation of the transactions contemplated hereby.

            Section 5.2 Authority; Non-Contravention; Statutory Approvals; Compliance.

            (a) Authority. Each of CEI and the Merger Subsidiary has all requisite power and authority to enter into this Agreement and, subject to the receipt of the applicable CEI Required Statutory Approvals (as defined in Section 5.2(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by each of CEI and the Merger Subsidiary of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of CEI and the Merger Subsidiary. This Agreement has been duly and validly executed and delivered by each of CEI and the Merger Subsidiary and, assuming the due authorization, execution and delivery hereof by the other signatories hereto, constitutes the legal, valid and binding obligation of each of CEI and the Merger Subsidiary enforceable against it in accordance with its terms.

            (b) Non-Contravention. The execution and delivery of this Agreement by CEI and the Merger Subsidiary does not, and the consummation of the transactions contemplated hereby will not, result in a Violation pursuant to any provisions of (i) the certificate of incorporation, by-laws or similar governing documents of CEI or the Merger Subsidiary, (ii) subject to obtaining the CEI Required Statutory Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to CEI or the Merger Subsidiary or any of their respective properties or assets (other than immaterial consents, approvals, orders, authorizations, actions, registrations, declarations or filings, including with respect to communications systems, zoning, name change, occupancy and similar routine regulatory approvals) or (iii) any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, standstill agreement, contract, lease or other instrument, obligation or agreement of any kind to which CEI or the Merger Subsidiary is a party or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (iii) for any such Violation which, individually or in the aggregate, would not have a CEI Material Adverse Effect.

            (c) Statutory Approvals. No declaration, filing or registration with, notice to, authorization, permit, order, consent or approval (other than immaterial consents, approvals, orders, authorizations, actions, registrations, declarations or filings, including with respect to communications systems, zoning, name change, occupancy and similar routine regulatory approvals) of, any Governmental Authority is necessary for the execution and delivery of this Agreement by each of CEI and the Merger Subsidiary or the consummation by each of CEI and the Merger Subsidiary of the transactions contemplated hereby, except those described in Section 5.2(c) of the CEI Disclosure Schedule (the "CEI Required Statutory Approvals," it being understood that references in this Agreement to "obtaining" such CEI Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, permits, orders, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

            (d) Compliance. Except as disclosed in CEI SEC Reports (as defined in Section 5.3) filed prior to the date hereof, neither CEI nor the Merger Subsidiary is in violation of, is under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Law) of any Governmental Authority, which would prevent CEI from consummating the transactions contemplated by this Agreement.

            Section 5.3 Litigation. Except as disclosed in each report, schedule, registration statement and definitive proxy statement filed with the SEC by CEI or CECONY pursuant to the requirements of the Securities Act or Exchange Act since January 1, 1993 (as such documents have since the time of their filing been amended, the "CEI SEC Reports") filed prior to the date hereof, there are no claims, suits, actions or proceedings by any court, governmental department, commission, agency, instrumentality or authority or any arbitrator, pending or, to the knowledge of CEI, threatened, nor are there, to the knowledge of CEI, any investigations or reviews by any court, governmental department, commission, agency, instrumentality or authority or any arbitrator pending or threatened against relating to or affecting CEI or the Merger Subsidiary which, in each case, would prevent CEI from consummating the transactions contemplated by this Agreement.

            Section 5.4 Proxy Statement. None of the information supplied or to be supplied by or on behalf of CEI for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to the Company shareholders and at the time of the meeting of the holders of Company Common Stock to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

            Section 5.5 Regulation as a Utility. As of the date hereof, neither CEI nor any "subsidiary company" or "affiliate" (as each such term is defined in the 1935 Act) of CEI is subject to regulation as a public utility holding company, public utility or public service company (or similar designation) by the Federal government of the United States, any state in the United States or any foreign country.

            Section 5.6 No Vote Required. No vote of holders of any class or series of the capital stock of CEI is necessary to approve this Agreement, the Merger or the other transactions contemplated hereby.

            Section 5.7 Financing. CEI has or will have available, prior to the Effective Time, sufficient cash in immediately available funds to pay the Merger Consideration pursuant to Article II hereof and to consummate the Merger and the other transactions contemplated hereby.

            Section 5.8 Ownership of Company Common Stock. As of the date hereof, neither CEI nor any of its Affiliates (excluding for such purposes officers and directors of CEI and the CEI Subsidiaries) (i) beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of the Company.


                                 ARTICLE VI

                   CONDUCT OF BUSINESS PENDING THE MERGER

            Except as set forth in the Company Disclosure Schedule and making references to the particular subsection of this Agreement to which exception is being taken:

            Section 6.1 Covenants of the Company. After the date hereof and prior to the Effective Time or earlier termination of this Agreement, the Company agrees as follows, each as to itself and to each of the Company Subsidiaries, except as expressly contemplated or permitted in this Agreement or to the extent CEI shall otherwise consent in writing, which decision regarding consent shall be made as soon as reasonably practical:

            (a) Ordinary Course of Business. The Company shall, and shall cause the Company Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations and use all commercially reasonable efforts to preserve intact their respective present business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with them and, subject to prudent management of work force needs and ongoing programs currently in force, keep available the services of their respective present officers and employees, provided, however, (i) that nothing shall prohibit the Company from divesting its generation assets in accordance with terms that are equivalent in all material respects to the terms in the Order Adopting Terms of Settlement with the New York State Public Service Commission, issued and effective November 26, 1997 (the "Settlement Agreement") and the Final Divestiture Plan dated February 3, 1998 and the Order Authorizing the Process For Auctioning of Generation Plant and Rejecting Joint Agreement, issued and effective April 16, 1998 (collectively, the "Final Divestiture Plan") and (ii) neither the Company nor any Company Subsidiary shall enter into any new line of business. Notwithstanding the above and notwithstanding any other provision in Section 6.1 (other than Section 6.1(l)), the Company and any of the Company Subsidiaries may make equity infusions into a Company Subsidiary (other than NORSTAR Management, Inc. and its Subsidiaries) (i) to the extent required by law or a state regulatory commission or (ii) to the extent that equity infusions into the Company Subsidiaries do not exceed $10 million in the aggregate.

            (b) Dividends. The Company shall not, and shall not permit any of the Company Subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any of their respective capital stock other than to the Company or the Company Subsidiaries and other than regular quarterly dividends on Company Common Stock with usual record and payment dates not, during any period of any fiscal year, in excess of the dividends for the comparable period of the prior fiscal year, (ii) split, combine or reclassify any of their respective capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of their respective capital stock or (iii) redeem, repurchase or otherwise acquire any shares of their respective capital stock, other than (A) redemptions, purchases or acquisitions required by the respective terms of any series of Company Preferred Stock or Company Preference Stock, or (B) for the purpose of funding employee stock ownership plans and dividend reinvestment programs in accordance with past practice. Notwithstanding the foregoing, the Company may redeem Company Preferred Stock pursuant to the provisions of
Section 2.1(c) and the Company may redeem Company Preference Stock pursuant to the provisions of Section 2.1(d). The last record date of the Company on or prior to the Effective Time which relates to a regular quarterly dividend on Company Common Stock shall be prior to the Effective Time.

            (c) Issuance of Securities. The Company shall not, and shall not permit any of the Company Subsidiaries to, issue, agree to issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, sale, award, pledge, disposal or other encumbrance of, any shares of their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, other than any issuances of capital stock of any Company Subsidiary to the Company or any wholly-owned Company Subsidiary (other than, in each case, NORSTAR Management, Inc. and its Subsidiaries).

            (d) Charter Documents. The Company shall not amend or propose to amend its Restated Certificate of Incorporation or by-laws or other comparable organizational documents of any Company Subsidiary.

            (e) No Acquisitions. The Company shall not, nor shall the Company permit any of the Company Subsidiaries to: (i) acquire, or publicly propose to acquire, or agree to acquire, by merger or consolidation with, or by purchase or otherwise, an equity interest in or a substantial portion of the assets of, any business or any corporation, partnership, association or other business organization or division thereof, or (ii) otherwise acquire or agree to acquire a material amount of assets, except in the case of this clause (ii) only, in the ordinary course of business consistent with past practice or (iii) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structures or ownership of the Company or any of the Company Subsidiaries.

            (f) No Dispositions. Except (i) for the Company divesting its generation assets in accordance with the terms and conditions set forth in the Settlement Agreement and the Final Divestiture Plan, (ii) for Clove Development Corporation, a wholly owned subsidiary of the Company, divesting at fair market value, its real estate, primarily located in Sullivan County, New York, (iii) for O&R Energy Development, Inc., a wholly owned subsidiary of the Company, divesting at fair market value its real estate, primarily located in Orange County, New York, and (iv) for the Company or the Company Subsidiaries making dispositions at fair market value of less than $10 million in sales price and indebtedness assumed by the acquiring party and its Affiliates, singularly or in the aggregate during any fiscal year, the Company shall not, nor shall the Company permit any of the Company Subsidiaries to, sell or dispose of any of their respective assets other than dispositions in the ordinary course of its business consistent with past practice. As used in this Agreement, the term "Affiliate," except where otherwise defined herein, shall mean, as to any person, any other person which directly or indirectly controls, or is under common control with, or is controlled by, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). The Company (i) shall consult with CEI with respect to significant decisions relating to the divestiture of the generation assets and transactions in connection therewith prior to taking any action with respect to any such decision or entering into any such transaction and (ii) shall take into account the views of CEI with respect to such action or transaction. The Company shall use its best efforts to enter into a definitive agreement to divest its generation assets in accordance with the Settlement Agreement and the Final Divestiture Plan on or prior to May 1, 1999 and use its best efforts to consummate the divestiture of its generation assets as soon as practicable after entering into such agreement. The Company shall conduct such divestiture on terms that are equivalent in all material respects to the terms set forth in the Final Divestiture Plan, including divesting all liabilities, arising out of, related to or otherwise associated with such generation assets, including all environmental liabilities (other than environmental liabilities relating to off-site storage or disposal of Hazardous Materials associated with the generating assets) and all liabilities with respect to fuel purchase contracts relating to such generation assets. Unless ordered pursuant to law or regulation, the Company shall not materially modify or amend, or propose to enter into any agreement to modify or amend the Settlement Agreement or the Final Divestiture Plan or conduct any negotiations with the NYPSC or any other Governmental Authority in connection with any such proposed modification or amendment. If so ordered, the Company shall consult with CEI prior to taking or agreeing to take any such action. The Company and the Company Subsidiaries shall not pay out, distribute, invest (except that the Company and the Company Subsidiaries may invest in the ordinary course of business in a manner that would not otherwise be prohibited by any of the provisions of this Section 6.1) or otherwise make use of the proceeds resulting from the divestiture of its generation assets except as expressly permitted by the provisions of this Section 6.1.

            (g) Cooperation, Notification. The Company shall (i) confer on a regular and frequent basis with one or more representatives of CEI to discuss, subject to applicable law, material operational matters and the general status of its ongoing operations, (ii) promptly notify CEI of any significant changes in its business, properties, assets, condition (financial or other), results of operations or prospects, (iii) promptly notify CEI of property sales by the Company Subsidiaries in excess of $10 million and shall discuss with CEI use of proceeds from such sales to the extent that such proceeds exceed $10 million, (iv) promptly advise CEI of
(A) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (B) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (C) any change or event which, individually or in the aggregate, has had or would have a Company Material Adverse Effect (provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement) and (v) promptly provide CEI with copies of all filings made by the Company or any of the Company Subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

            (h) Third-Party Consents. The Company shall, and shall cause the Company Subsidiaries to, use all reasonable best efforts to obtain all Company Required Consents. The Company shall promptly notify CEI of any failure or prospective failure to obtain any such consents and, if requested by CEI, shall provide copies of all Company Required Consents obtained by the Company to CEI.

            (i) No Breach, Etc. The Company shall not, and the Company shall not permit any of the Company Subsidiaries to, voluntarily take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement or in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.

            (j) Tax-Exempt Status. The Company shall not, and the Company shall not permit any of the Company Subsidiaries to, take any action that would likely jeopardize the qualification of the Company's outstanding revenue bonds which qualify on the date hereof under Section 142(a) of the Code as "exempt facility bonds" or as tax-exempt pollution control bonds under Section 103(b) (4) of the Internal Revenue Code of 1954, as amended, prior to the Tax Reform Act of 1986.

            (k) Tax Matters. The Company shall not (i) make or rescind any material express or deemed election relating to Taxes without the prior written consent of CEI, which consent shall not be unreasonably withheld,
(ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes without the prior written consent of CEI or (iii) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending December 31, 1996, except as may be required by applicable law.

            (l) Capital Expenditures. Except (i) as required by law, or
(ii) as reasonably deemed necessary by the Company after consulting with CEI following a catastrophic event, such as a major storm, the Company shall not, and the Company shall not permit any of the Company Subsidiaries to, make capital expenditures during any fiscal year in excess of 110% of the amount budgeted for such fiscal year by the Company for capital expenditures.

            (m) Indebtedness. The Company shall not, and the Company shall not permit any of the Company Subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain any financial statement condition of another person or entity or enter into any arrangement having the economic effect of any of the foregoing other than (i) short-term indebtedness in the ordinary course of business consistent with past practice (such as the issuance of commercial paper, the use of credit facilities existing as of the date hereof or hedging activities undertaken in order to hedge a balance sheet asset or liability and not for speculative purposes), (ii) guarantees or "keep well" or other agreements in favor of wholly-owned Subsidiaries (other than NORSTAR Management, Inc. and its Subsidiaries) in the ordinary course of business consistent with past practice and not aggregating more than $5 million, (iii) other indebtedness or "keep well" or other agreements not aggregating more than $5 million, (iv) arrangements between the Company and the wholly-owned Company Subsidiaries (other than NORSTAR Management, Inc. and its Subsidiaries) or among the wholly-owned Company Subsidiaries (other than NORSTAR Management, Inc. and its Subsidiaries),
(v) in connection with the refunding of existing long-term indebtedness at maturity or at a lower cost of funds, (vi) in connection with the redemption of Company Preferred Stock as set forth in Section 2.1(c), (vii) in connection with the redemption of Company Preference Stock as set forth in Section 2.1(d), (viii) as may be necessary in connection with capital expenditures permitted by Section 6.1(l).

            (n) Compensation, Benefits. Except as may be required by applicable law, the Company shall not, and the Company shall not permit any of the Company Subsidiaries to, (i) enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under, any Company Plan or any other employee benefit plan or other contract, agreement, commitment, arrangement, plan, trust, fund or policy maintained by, contributed to or entered into by the Company or any of the Company Subsidiaries (other than any adoption or amendment to, or change of, any Company Plan that, individually or in the aggregate, does not result in any material expense to the Company and the Company Subsidiaries taken as a whole); (ii) increase, or enter into any contract, agreement, commitment or arrangement to increase in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights, of any director, officer or other employee of the Company or any of the Company Subsidiaries, except for normal promotion and compensation (including incentive compensation) increases and hiring and discretionary award grants in the ordinary course of business that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or any of the Company Subsidiaries; (iii) enter into or amend any employment, severance, retention, consulting or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any director or officer or other employee other than, with respect only to employees who are not officers or directors, in the ordinary course of business consistent with past practice or (iv) enter into any collective bargaining agreement or other labor union contract or written agreement or amend in any material manner any such agreement or contract to which the Company or any of the Company Subsidiaries is a party, except as required by law, in which case the Company shall consult with CEI prior to taking any required action.

            (o) 1935 Act. The Company shall not, and the Company shall not permit any of the Company Subsidiaries to engage in any activities which would cause a change in its status, or that of the Company Subsidiaries, under the 1935 Act.

            (p) Accounting. The Company shall not, and the Company shall not permit any of the Company Subsidiaries to, make any changes in their accounting methods, except as required by law, rule, regulation or GAAP.

            (q) Affiliate Transactions. Subject to the other restrictions set forth in this Section 6.1, the Company shall not permit any of the Company Subsidiaries to, enter into any material agreement or arrangement with any of their respective Affiliates (except wholly owned Subsidiaries other than NORSTAR Management, Inc. and its Subsidiaries), on terms materially less favorable to such party than could be reasonably expected to have been obtained with an unaffiliated third-party on an arm's length basis.

            (r) Rate Matters. Subject to applicable law, the Company shall, and shall cause the Company Subsidiaries to, (i) discuss with CEI any changes in its or the Company Subsidiaries' rates or the services it provides or charges (other than pass-through fuel and gas rates or charges), standards of service or accounting from those in effect on the date hereof, and obtain CEI's approval prior to proposing, agreeing to or making any material changes with respect thereto and (ii) subject to the preceding clause (i), consult with CEI prior to making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent with governmental regulators, whether written or oral, formal or informal, with respect thereto. The Company will consult with CEI before making any filing to change its rates or the services it provides on file with the FERC that would have a material adverse effect on the benefits associated with the business combination provided for herein.

            (s) Contracts. The Company shall not, and the Company shall not permit any of the Company Subsidiaries to, except in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any contract or agreement to which the Company or the Company Subsidiary is a party, which is material to the Company and the Company Subsidiaries taken as a whole, or waive, release or assign any material rights or claims therein.

            (t) Insurance. The Company shall, and shall cause the Company Subsidiaries to, maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in the electric and gas utility industry and employing methods of generating electric power and fuel sources similar to those methods employed and fuels used by the Company or the Company Subsidiaries.

            (u) Permits. The Company shall, and shall cause the Company Subsidiaries to, use reasonable efforts to maintain in effect all existing governmental permits which are material to the operations of the Company or the Company Subsidiaries.

            (v) Discharge of Liabilities. The Company shall not, and the Company shall not permit any of the Company Subsidiaries to, pay, discharge, settle, compromise or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) material to the Company and the Company Subsidiaries taken as a whole, other than the payment, discharge, settlement, compromise or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company SEC Reports filed prior to the date hereof, or incurred in the ordinary course of business consistent with past practice.

            Section 6.2 Covenants of CEI. After the date hereof and prior to the Effective Time or earlier termination of this Agreement, CEI agrees as follows, as to itself and to each of CEI Subsidiaries, except to the extent the Company shall otherwise consent in writing, which decision regarding consent shall be made as soon as reasonably practical:

            (a) Cooperation, Notification. CEI shall (i) promptly advise the Company of (A) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect and
(B) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement (provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement) and (ii) promptly provide the Company with copies of all filings made by CEI or any of CEI Subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

            (b) No Breach, Etc. CEI shall not and CEI shall not permit any of the CEI Subsidiaries to, voluntarily take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement or in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.


                                ARTICLE VII

                           ADDITIONAL AGREEMENTS

            Section 7.1 Access to the Company's Information. Upon reasonable notice, the Company shall, and shall cause the Company Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives (collectively, "Representatives") of CEI reasonable access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, but not limited to, tax returns) and, during such period, the Company shall, and shall cause the Company Subsidiaries to, furnish promptly to CEI and its Representatives (i) access to each report, schedule and other document filed or received by the Company or any of the Company Subsidiaries pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC, the FERC, the Department of Justice, the Federal Trade Commission, the New York Department of Environmental Conservation or any other federal or state regulatory agency or commission and (ii) access to all information concerning the Company, the Company Subsidiaries, and their respective directors, officers and shareholders and such other matters as may be reasonably requested by CEI or its Representatives in connection with any filings, applications or approvals required or contemplated by this Agreement or for any other reason related to the transactions contemplated by this Agreement. Subject to obtaining customary indemnities, the parties shall promptly furnish to each other such information as may be reasonably requested, including audited financial statements and other financial information, and take such other action as may be reasonably necessary and otherwise fully cooperate with each other in the preparation of any registration statement under the Securities Act and other documents necessary in connection with the issuance of securities (subject to Section 6.1(c) and 6.1(m) in the case of issuances by the Company or any Company Subsidiary). Each party shall, and shall cause its Subsidiaries and Representatives to, hold in strict confidence all documents and information concerning the other furnished to it in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated December 17, 1997, between the Company and CEI (the "Confidentiality Agreement"). No review pursuant to this Section 7.1 shall have an effect for the purpose of determining the accuracy of any representation or warranty given by any of the parties hereto to any of the other parties hereto.

            Section 7.2 Proxy Statement. The parties will prepare and file with the SEC as soon as practicable after the date hereof the Proxy Statement. Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Proxy Statement. The information provided by any party hereto for use in the Proxy Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information not false or misleading. No representation, covenant or agreement is made by any party hereto with respect to information supplied by any other party for inclusion in the Proxy Statement. No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing CEI with the opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or CEI, or any of their respective Affiliates, officers or directors, should be discovered by the Company or CEI which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

            Section 7.3 Regulatory Matters.

            (a) HSR Filings. Each party hereto shall, as soon as practicable after the date hereof, file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed by their respective "ultimate parent" companies under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Such parties will use their reasonable best efforts to respond on a timely basis to any requests for additional information made by either of such agencies.

            (b) Other Regulatory Approvals. Each party hereto shall cooperate and use its reasonable best efforts to promptly prepare and file all necessary documentation and to effect all necessary applications, notices, petitions, filings and other documents and use its reasonable best efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to obtain the Company Required Statutory Approvals and CEI Required Statutory Approvals; provided, however, that the Company shall not be required to take any action in connection with the obtaining of such permits, consents, approvals and authorizations that would have, or, insofar as reasonably can be foreseen, is likely to have, a Company Material Adverse Effect and CEI shall not be required to take any action in connection with the obtaining of such permits, consents, approvals and authorizations that would have, or, insofar as reasonably can be foreseen, is likely to have a CEI Material Adverse Effect or a Company Material Adverse Effect.

            (c) For each facility that is potentially an "industrial establishment" (as that term is defined by the New Jersey Industrial Site Recovery Act ("ISRA")) and is owned or operated by the Company or a Company Subsidiary that is subject to ISRA as a result of this Agreement, the Company or the Company Subsidiary that owns or operates such facility shall, prior to the Closing Date, obtain a written determination from the New Jersey Department of Environmental Protection that such facility is not an industrial establishment, or that such facility is otherwise exempted or excluded from coverage under ISRA (collectively a "non- applicability determination") and with respect to any facility for which a non-applicability determination cannot be obtained, either (i) obtain an approved Negative Declaration or No Further Action Letter (as such terms are defined by ISRA); (ii) obtain an approved Remedial Action Workplan (as such term is defined by ISRA); or (iii), if a Negative Declaration, No Further Action Letter, or approved Remedial Action Workplan cannot be obtained prior to the Closing Date, obtain and execute a Remediation Agreement permitting the consummation of the transactions contemplated by this Agreement. The Company shall provide to CEI all relevant correspondence, data and submissions to or from the New Jersey Department of Environmental Protection.

            Section 7.4 Approval of the Company Shareholders. The Company shall, as soon as practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Meeting") for the purpose of securing the Company Shareholders' Approval, (ii) distribute to its shareholders the Proxy Statement in accordance with applicable federal and state law and with its Restated Certificate of Incorporation and by-laws, (iii) subject to Section 7.10, recommend to its shareholders the approval of the Merger, this Agreement and the transactions contemplated hereby and (iv) cooperate and consult with CEI with respect to each of the foregoing matters. Without limiting the generality of the foregoing but subject to its rights to terminate this Agreement pursuant to Section 9.1(g), the Company agrees that its obligations pursuant to the first sentence of this Section 7.4 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal.

            Section 7.5 Directors' and Officers' Indemnification.

            (a) Indemnification. To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, (x) an officer or director or
(y) an employee covered as of the date hereof (to the extent of the coverage extended as of the date hereof) of any of the Company or any Company Subsidiary (each an "Indemnified Party" and collectively, the "Indemnified Parties") against (i) all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the first proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of the Company or any Company Subsidiary (the "Indemnified Liabilities"), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement, in each case, to the extent permitted by Section 722(a) of the NYBCL. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request, reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the NYBCL upon receipt of an undertaking by or on behalf of such director or officer to repay such amounts as and to the extent required by the NYBCL, (ii) the Surviving Corporation will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the NYBCL and the certificate of incorporation or by-laws of the Surviving Corporation shall be made by independent counsel mutually acceptable to the Surviving Corporation and the Indemnified Party; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld) and provided further that no indemnification shall be made if such indemnification is prohibited by the proviso to the first sentence of
Section 721 of the NYBCL. The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent that such law firm would have, in the opinion of such law firm, under applicable standards of professional conduct then prevailing under the laws of the State of New York, a conflict of interest in representing any particular Indemnified Party.

            (b) Insurance. For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect policies of directors and officers' liability insurance equivalent to those maintained by the Company prior to the Effective Time for the benefit of those persons who are currently covered by such policies on terms no less favorable than the terms of such current insurance coverage.

            (c) Successors. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then and in either such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation, as applicable, shall assume the obligations set forth in this Section 7.5.

            (d) Survival of Indemnification. To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors and officers of the Company and the Company Subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective certificates of incorporation and by-laws in effect on the date hereof, or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

            (e) Benefit. The provisions of this Section 7.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

            Section 7.6 Public Announcements. Subject to each party's disclosure obligations imposed by law, the Company and CEI will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect hereto or thereto without the consent of the other party (which consent shall not be unreasonably withheld).

            Section 7.7 Standstill Agreements; Confidentiality Agreements. Except for the Company's ability to enter into, amend, modify, waive any provision of, enforce and terminate, if necessary, the confidentiality agreements relating to the sale of the generation assets, (i) during the period from the date of this Agreement through the Effective Time, the Company shall not, and shall not permit any Company Subsidiary, to terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any Company Subsidiary is a party and
(ii) during such period, the Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

            Section 7.8 Employee Agreements and Workforce Matters.

            (a) Certain Employee Agreements. CEI shall cause the Surviving Corporation and its Subsidiaries to honor all collective bargaining agreements in effect as of the date hereof, and, subject to Section 7.9, CEI shall cause the Surviving Corporation and its Subsidiaries to honor all contracts, agreements and commitments (including all Company Plans) of the Company as in effect on the date hereof that apply to any current or former employee or current or former director of the Company; provided, however, that this undertaking is not intended to prevent CEI or the Surviving Corporation and its Subsidiaries from exercising their rights with respect to such contracts, agreements, collective bargaining agreements and commitments in accordance with their terms, including, without limitation, any right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment or portion thereof.

            (b) Workforce Matters. Subject to applicable law and obligations under applicable collective bargaining agreements, for a period of 3 years following the Effective Time, any reductions in workforce in respect of employees of the Surviving Corporation and its Subsidiaries shall be made on a fair and equitable basis as determined by the Surviving Corporation, without regard to whether employment was with the Company or the Company Subsidiaries or CEI or CEI Subsidiaries and with due consideration to prior experience and skills, and any employee whose employment is terminated or job is eliminated during such period shall be entitled to participate on a fair and equitable basis as determined by CEI or the Surviving Corporation in the job opportunity and employment placement programs offered by CEI or the Surviving Corporation or any of their Subsidiaries for which they are eligible. Any workforce reductions carried out following the Effective Time by the Surviving Corporation and its Subsidiaries shall be done in accordance with all applicable collective bargaining agreements and all laws and regulations governing the employment relationship and termination thereof including, without limitation, the Worker Adjustment and Retraining Notification Act and regulations promulgated thereunder, and any comparable state or local law.

            Section 7.9 Employee Benefit Plans.

            (a) Service Credit. All service under any Company Plan that was recognized, accrued or credited under such Company Plan immediately preceding the Effective Time shall continue to be recognized, accrued or credited for all relevant purposes under such Company Plan as of and at all times following the Effective Time. Subject to obligations under applicable law and applicable collective bargaining agreements, all employees of the Company and its Subsidiaries who were employees immediately prior to the Effective Time (the "Affected Employees") shall be given credit for all service with the Company or its Subsidiaries (and service credited by the Company or such Subsidiary), to the same extent as such service was credited for such purpose by the Company or such Subsidiary, under (a) all employee benefit plans, programs and policies, and fringe benefits of CEI or the Surviving Corporation (if any) in which they first become participants on or after the Effective Time, for purposes of eligibility and vesting but not for benefit accrual purposes or eligibility for early retirement purposes under defined benefit pension plans and not to the extent crediting such service would result in duplication of benefits and
(b) severance plans for purposes of calculating the amount of each Affected Employee's severance benefits. To the extent permissible under the terms thereof and required by applicable law, CEI and the Surviving Corporation shall (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any welfare benefit plan maintained for the Affected Employees immediately prior to the Closing Date, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing Date. Nothing in this Section shall be deemed to require the employment of any Affected Employee to be continued for any particular period of time after the Closing Date.

            (b) Continuation of Benefits. Subject to applicable law and obligations under applicable collective bargaining agreements, CEI shall cause the Surviving Corporation to maintain for a period of at least one year after the Closing Date, without interruption, such employee compensation, welfare and benefit plans, programs, policies and fringe benefits as will, in the aggregate, provide benefits to the Affected Employees that are no less favorable than those provided pursuant to such employee compensation, welfare and benefit plans, programs, policies and fringe benefits of the Company and its Subsidiaries, as in effect on the Closing Date; provided, however, that CEI shall cause the Surviving Corporation to, for one year following the Closing Date, continue the Company Severance Pay Plan (the "Severance Plan") in full force and effect to the same extent that such Severance Plan is in effect on the Closing Date.

            (c) Effect of the Merger. The consummation of the Merger shall not be treated as a termination of employment of any Affected Employee for purposes of any Company Plan.

            (d) Continuation of Agreements. CEI shall cause the Surviving Corporation to, as of the Closing Date, honor and be solely responsible for the employment, severance, consulting and retention agreements set forth in
Section 7.9 of the Company Disclosure Schedule.

            Section 7.10 No Solicitations by the Company.

            (a) From and after the date hereof, (i) the Company will not, and will not authorize or permit any of its Representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined herein) from any person, or engage in any discussion or negotiations relating thereto and
(ii) neither the Board of Directors of the Company nor any committee thereof shall (A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to CEI, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (B) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (C) cause the Company or any Company Subsidiary to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Acquisition Proposal; provided, however, that the Company may, at any time prior to receipt of the Company Shareholders' Approval (the "Company Applicable Period"), (i) in response to an Acquisition Proposal which was not solicited by it or its Representatives and which did not otherwise result from a breach of this Section 7.10, if the Board of Directors of the Company (x) reasonably believes in good faith, after consultation with its financial advisors, that an Acquisition Proposal may be a Superior Proposal (as defined herein) and (y) determines in good faith, after consultation with its financial advisors and outside counsel, that failing to take such action could reasonably be expected to be a breach of its fiduciary duties to the Company's shareholders under applicable law, and subject to providing prior written notice of its decision to take such action to CEI (the "Company Notice") and compliance with Section 7.10(c), for a period of twenty business days following delivery of the Company Notice, (1) furnish information with respect to the Company and its Subsidiaries to any person making a Superior Proposal pursuant to a customary confidentiality agreement (as determined by the Company after consultation with outside counsel) and (2) participate in discussions or negotiations regarding such Superior Proposal (provided, in each case, that the Company shall be permitted to deliver only one Company Notice with respect to each person making an Acquisition Proposal), (ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer (provided that, except in connection with a termination of this Agreement pursuant to clause (iii) of this proviso, neither the Company nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal), and/or (iii) in the event that during the Company Applicable Period the Board of Directors of the Company reasonably believes in good faith, after consultation with financial advisors and outside counsel, (x) that it has received an Acquisition Proposal that constitutes a Superior Proposal and (y) that failure to terminate this Agreement and accept such Superior Proposal could reasonably be expected to be a breach of its fiduciary duties to the Company's shareholders under applicable law, by action of the Board of Directors of the Company (subject to this sentence and Section 9.1(g)), terminate this Agreement (and, following the exercise of such termination right, withdraw or modify in any adverse manner its approval or recommendation of this Agreement or the Merger, and approve or recommend any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any such Company Subsidiary, other than the transactions contemplated by this Agreement), but only at a time that is during the Company Applicable Period and is after the third business day following CEI's receipt of written notice advising CEI that the Board of Directors of the Company is prepared to accept a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. The Company shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any persons conducted heretofore by the party or its Representatives with respect to the foregoing.

            (b) As used herein, (i) "Acquisition Proposal" shall mean any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business (a "Material Business") that constitutes 15% or more of the net revenues, net income or the assets (including equity securities) of the Company and the Company Subsidiaries, taken as a whole, or 15% or more of any class of voting securities of the Company or any Company Subsidiary owning, operating or controlling a Material Business, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of voting securities of the Company or any such Company Subsidiary, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any such Company Subsidiary, other than the transactions contemplated by this Agreement; provided, however, that no transaction permitted pursuant to
Section 6.1(f) shall be deemed an Acquisition Proposal for any purpose and
(ii) a "Superior Proposal" shall mean any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company which the Board of Directors of the Company determines in its good faith judgment (based on the written advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's shareholders (taking into account any changes to the financial terms of this Agreement proposed by CEI in response to such proposal and all financial and strategic considerations, including relevant legal, financial, regulatory and other aspects of the proposal and the third party making such proposal and the conditions and the prospects for completion of such proposal, the strategic direction and benefits sought by the Company and any changes to this Agreement proposed by CEI in response to such proposal) than the Merger and the other transactions contemplated by this Agreement.

            (c) The Company shall promptly advise CEI orally and in writing of the receipt of any Superior Proposal and of the receipt of any inquiry with respect to or which the Company reasonably believes could lead to any Superior Proposal. The Company shall promptly advise CEI orally and in writing of the identity of the person making any such Superior Proposal or inquiry and of the material terms of any such Superior Proposal and of any material changes thereto.

            Section 7.11 Board of Directors; Advisory Board. The Board of Directors of CEI will take such action as may be necessary (including increasing the size of the Board of Directors of CEI) to appoint to the Board of Directors of CEI after the Effective Time, effective at the Effective Time, one person selected by the Nominating Committee of CEI, who
(i) is a member of the Board of Directors of the Company as of the date hereof, (ii) is willing to serve on the Board of Directors of CEI and (iii) would be eligible under CEI's by-laws and applicable resolutions of CEI's Board of Directors to be so nominated for election to the Board of Directors of CEI at the next annual meeting of CEI following the Effective Time. At the Effective Time, CEI shall cause the Surviving Corporation to establish an advisory board that will consist of approximately equal numbers of individuals designated by the Company and designated by CEI, which advisory board will provide advice and input regarding the implementation of the Merger and the ongoing operations of the Surviving Corporation.

            Section 7.12 Post-Merger Operations.

            (a) Corporate Offices. The Surviving Corporation shall maintain a subsidiary office at a Rockland County, New York location, as the headquarters of the Company subsidiary for three years following the Merger.

            (b) Charities. The parties agree that provision of charitable contributions and community support in the service areas of the Company and the Company Subsidiaries serves a number of important goals. After the Effective Time, CEI shall cause the Surviving Corporation to provide, directly or indirectly, charitable contributions and community support within the service areas of the Company and each of the Company utility Subsidiaries at levels substantially comparable to and no less than the levels of charitable contributions and community support provided by the Company and the Company utility Subsidiaries within their service areas within the two-year period immediately prior to the Effective Time.

            Section 7.13 Expenses. Subject to Section 9.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that each of CEI and the Company shall bear and pay one-half of the costs and expenses incurred for the filings of the premerger notification and report forms under the HSR Act (including filing fees) and for expert witnesses retained for the purpose of advising and supporting joint regulatory filings.

            Section 7.14 Further Assurances. Each party will, and will cause its Subsidiaries to, execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the Merger in accordance with the terms hereof, including the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed.

            Section 7.15 Shareholder Litigation. Each of the Company and CEI shall give the other the reasonable opportunity to participate in the defense of any shareholder litigation against the Company or CEI, as applicable, or any of their respective directors relating to the transactions contemplated by this Agreement. .


                                ARTICLE VIII

                                 CONDITIONS

            Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to Sections 9.5 and
9.6 by the joint action of the parties hereto:

            (a) Shareholder Approvals. The Company Shareholders' Approval shall have been obtained.

            (b) No Injunction. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the Merger shall have been issued and be continuing in effect, and the Merger and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

            (c) Statutory Approvals. The Company Required Statutory Approvals and CEI Required Statutory Approvals shall have been obtained at or prior to the Effective Time and such approvals shall have become Final Orders (as defined below). A "Final Order" means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

            Section 8.2 Conditions to Obligation of CEI to Effect the Merger. The obligation of CEI to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by CEI in writing pursuant to Sections
9.5 and 9.6:

            (a) Performance of Obligations of the Company. The Company (and/or its appropriate Subsidiaries) will have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement which are required to be performed by it at or prior to the Effective Time.

            (b) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which, individually or in the aggregate, would not have a Company Material Adverse Effect.

            (c) Closing Certificates. CEI shall have received a certificate signed by the chief financial officer of the Company, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

            (d) Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred and there shall exist no fact or circumstance which would have a
Company Material Adverse Effect.

            (e) Company Required Consents. The Company Required Consents the failure of which to obtain would have a Company Material Adverse Effect shall have been obtained.

            (f) Statutory Approvals. The Company Required Statutory Approvals and CEI Required Statutory Approvals shall have been obtained and shall have become Final Orders and such Final Orders shall not impose terms or conditions, which, individually or in the aggregate, would have (i) a Company Material Adverse Effect or (ii) a CEI Material Adverse Effect.

            (g) Redemption of Company Preference Stock. The Company shall have redeemed all outstanding shares of Company Preference Stock in accordance with the provisions of Section 2.1(d).

            Section 8.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by the Company in writing pursuant to Sections 9.5 and 9.6:

            (a) Performance of Obligations of CEI. CEI (and/or its appropriate Subsidiaries) will have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement which are required to be performed by it at or prior to the Effective Time.

            (b) Representations and Warranties. The representations and warranties of CEI set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except in each of cases (i) and
(ii) for such failures of representations or warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which, individually or in the aggregate, would not have a CEI Material Adverse Effect.

            (c) Closing Certificates. The Company shall have received a certificate signed by the chief financial officer of CEI, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.


                                 ARTICLE IX

                     TERMINATION, AMENDMENT AND WAIVER

            Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after the Company Shareholders' Approval contemplated by this Agreement:

            (a) by mutual written consent of the Company and CEI;

            (b) by CEI or the Company, if any state or federal law, order, rule or regulation is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger, or by any party hereto if any court of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, judgment or decree shall have become final and nonappealable;

            (c) by CEI or the Company, by written notice to the other party, if the Effective Time shall not have occurred on or before November 30, 1999 (the "Initial Termination Date"); provided, however, that the right to terminate the Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before this date; and provided, further, that if on the Initial Termination Date the conditions to the Closing set forth in Sections 8.1(c) and/or 8.2(f) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Initial Termination Date shall be extended to May 31, 2000;

            (d) by CEI or the Company, by written notice to the other, if the Company Shareholders' Approval shall not have been obtained at a duly held Company Meeting, including any adjournments thereof;

            (e) by CEI, by written notice to the Company, if there shall have been any breach of any representation or warranty, or any breach of any covenant or agreement of the Company hereunder, which breaches individually or in the aggregate would have a Company Material Adverse Effect, and such breach shall not have been remedied within 20 business days after receipt by the Company of notice in writing from CEI, specifying the nature of such breach and requesting that it be remedied or CEI shall not have received adequate assurance of a cure of such breach within such 20 business-day period;

            (f) by the Company, by written notice to CEI, if there shall have been any breach of any representation or warranty, or any breach of any covenant or agreement of CEI hereunder, which breaches individually or in the aggregate would have a CEI Material Adverse Effect, and such breach shall not have been remedied within 20 business days after receipt by CEI of notice in writing from the Company, specifying the nature of such breach and requesting that it be remedied or the Company shall not have received adequate assurance of a cure of such breach within such 20 business-day period;

            (g) by the Company, in accordance with clause (iii) of the proviso to the first sentence of Section 7.10(a); provided that, in order for the termination of this Agreement pursuant to this paragraph (g) to be deemed effective, the Company shall have complied with all provisions of
Section 7.10, including the notice provisions therein, and with the applicable requirements, including the payment of the Termination Fee (as defined in Section 9.3(a)), of Section 9.3;

            Section 9.2 Effect of Termination. In the event of termination of this Agreement by either the Company or CEI pursuant to Section 9.1 there shall be no liability on the part of either the Company or CEI or their respective officers or directors hereunder, except that Section 7.13,
Section 9.2 and Section 9.3, the agreement contained in the next to last sentence of Section 7.1, Section 10.2 and Section 10.8 shall survive the termination.

            Section 9.3 Termination Fee; Expenses.

            (a) Termination Fee Payable by the Company. If this Agreement
(i) is terminated by the Company pursuant to Section 9.1(g) or (ii) is terminated by the Company or CEI pursuant to Section 9.1(d) as a result of the Company Shareholders' Approval not being obtained and at or prior to the Company Meeting (or any subsequent meeting of the Company's shareholders at which it is proposed that the Merger be approved) there shall have been an Acquisition Proposal (whether or not conditional and whether or not such offer shall have been rejected or shall have been withdrawn prior to the time of such termination or of the meeting) and, solely in the case of any termination described in this clause (ii) of this paragraph (a), within two and one-half years of such termination the Company or any Company Subsidiary enters into any Acquisition Agreement or consummates any Acquisition Proposal (provided, that for the purposes of this Section 9.3(a)(ii) the terms "Acquisition Agreement" and "Acquisition Proposal" shall have the meanings assigned to such terms in Section 7.10 except that the references to "15%" in the definition of "Acquisition Proposal" in Section 7.10 shall be deemed to be references to "35%"), then, in each case, the Company shall immediately pay to CEI by wire transfer of same day funds a termination fee equal to $25 million in cash (the "Termination Fee").

            (b) Payment of Expenses. If this Agreement is terminated pursuant to Section 9.1(d) or 9.1(e), then the Company shall promptly (but not later than ten business days after receiving notice of termination) pay to CEI in cash by wire transfer of same day funds an amount equal to all documented out-of-pocket expenses and fees incurred by CEI (including, without limitation, fees and expenses payable to all legal, accounting, financial, and other professionals arising out of, in connection with or related to the transactions contemplated by this agreement) not in excess of $5 million. If this Agreement is terminated pursuant to Section 9.1(f), then CEI shall promptly (but not later than ten business days after receiving notice of termination), pay to the Company in cash by wire transfer of same day funds an amount equal to all documented out-of-pocket expenses and fees incurred by the Company (including, without limitation, fees and expenses payable to all legal, accounting, financial, and other professionals arising out of, in connection with or related to the transactions contemplated by this agreement) not in excess of $5 million. The Company and CEI each agree that notwithstanding any provisions in this Agreement to the contrary, including Section 9.2, each of the Company and CEI retain their remedies at law or in equity with respect to breaches of this Agreement and that no termination which results from the breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement shall relieve such party of any liability or damages, including any such case in which a Termination Fee is, or any expenses of CEI or the Company in connection with the transactions contemplated by this Agreement are, payable pursuant to this Section 9.3 to CEI or the Company, as the case may be (the "Injured Party"), to the extent any such liability or damage suffered by the Injured Party exceeds the amount of any Termination Fee and/or any expenses payable pursuant to this
Section 9.3 to the Injured Party.

            (c) Expenses. The parties agree that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. Notwithstanding anything to the contrary contained in this Section 9.3, if one party fails to promptly pay to the other any fees or expenses due under Sections 9.3(a) or (b), in addition to any amounts paid or payable pursuant to such sections, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fees or expenses at the publicly announced prime rate of The Chase Manhattan Bank from the date such fees or expenses were required to be paid.

            Section 9.4 Amendment. This Agreement may be amended by the Boards of Directors of the parties hereto, at any time before or after the Company Shareholders' Approval and prior to the Effective Time, but after the Company Shareholders' Approval, no such amendment which under applicable law would require the further approval of the Company's shareholders shall be made without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            Section 9.5 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the first sentence of Section 9.4, waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

            Section 9.6 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 9.1, an amendment of this Agreement pursuant to Section 9.4 or an extension or waiver pursuant to Section 9.5 shall, in order to be effective, require, in the case of the Company or CEI, action by its Board of Directors, or a duly authorized committee of its Board of Directors to the extent permitted by law.


                                 ARTICLE X

                             GENERAL PROVISIONS

            Section 10.1 Non-Survival; Effect of Representations and Warranties. No representations or warranties in this Agreement shall survive the Effective Time.

            Section 10.2 Brokers. The Company represents and warrants that, except for DLJ, whose fees have been disclosed to CEI prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has made available to CEI prior to the execution of this Agreement a copy of the engagement letter of DLJ and, other than as set forth in such engagement letter, has no understanding or agreement with DLJ regarding any fees or expenses in connection with the Merger or the transactions contemplated by this Agreement. CEI represents and warrants that, except for Salomon Smith Barney, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CEI.

            Section 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) when sent by reputable overnight courier service, or (c) when telecopied (which is confirmed by copy sent within one business day by a reputable overnight courier service) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (i)   If to the Company, to

                  Orange and Rockland Utilities, Inc.
                  One Blue Hill Plaza
                  Pearl River, New York 10965

            Attn:   D. Louis Peoples

            Telecopy:  (914) 577-6910
            Telephone: (914) 352-6000

            with a copy to

            Skadden, Arps, Slate, Meagher & Flom LLP
            919 Third Avenue
            New York, New York  10022
            Attn:  Sheldon Adler, Esq.

            Telecopy:  (212) 735-2000
            Telephone: (212) 735-3000

      and

            (ii)  if to CEI, to

                  Consolidated Edison, Inc.
                  4 Irving Place
                  New York, New York 10003

            Attn: Mr. Kevin Burke
                  John D. McMahon, Esq.

            Telecopy:  (212) 677-0601
            Telephone: (212) 460-1110

            with a copy to

            Cravath, Swaine & Moore
            825 Eighth Avenue
            New York, New York 10019
            Attn:  George W. Bilicic, Jr., Esq.

            Telecopy: (212) 474-3700
            Telephone:  (212) 474-1000


            Section 10.4 Miscellaneous. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (other than paragraph 11 thereof relating to the parties' standstill obligations) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof (including paragraph 11 of the Confidentiality Agreement relating to the parties' standstill obligations) other than the agreement between the Company and CECONY with respect to the divestiture of their respective interests in the Bowline Point Generating Station, (b) shall not be assigned by operation of law or otherwise and (c) shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of law rules or principles. The Company hereby waives the restrictions applicable to CEI pursuant to paragraph 11 of the Confidentiality Agreement relating to the parties' standstill obligations provided, however that such waiver shall lapse and the provisions of paragraph 11 of the Confidentiality Agreement will be binding on CEI if (i) this Agreement is terminated by CEI and (ii) the Termination Fee is required to be paid pursuant to Section 9.3(a) to CEI (subject, in such case, to payment of the Termination Fee). If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provisions is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

            Section 10.5 Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

            Section 10.6 Counterparts; Effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement and each of which shall only become effective when one or more counterparts have been signed by each party and delivered to the other parties.

            Section 10.7 Parties' Interest; No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for rights of Indemnified Parties as set forth in Section 7.5, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

            Section 10.8 Waiver of Jury Trial. Each party to this Agreement waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement.

            Section 10.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the Borough of Manhattan in the City of New York or, if such court does not have jurisdiction, in any New York state court located in the Borough of Manhattan in the City of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the Borough of Manhattan in the City of New York or, if such court does not have jurisdiction, any New York state court located in the Borough of Manhattan in the City of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court located in the Borough of Manhattan in the City of New York or, if such court does not have jurisdiction, any New York state court located in the Borough of Manhattan in the City of New York.


            IN WITNESS WHEREOF, each of the Company, CEI and the Merger Subsidiary have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                    Orange and Rockland Utilities, Inc.


                                    By: /s/ D.L. Peoples
                                       ---------------------------------
                                    Name:  Denton Louis Peoples
                                    Title: Vice Chairman and Chief
                                             Executive Officer



                                    Consolidated Edison, Inc.


                                    By: /s/ Joan S. Freilich
                                       ---------------------------------
                                    Name:  Joan S. Freilich
                                    Title: Executive Vice President and
                                             Chief Financial Officer



                                    C Acquisition Corp.


                                    By: /s/ Kevin Burke
                                       ----------------------------------
                                    Name:  Kevin Burke
                                    Title: President